Exhibit 23.1

Ling Xin Certified Public Accountants

Room 1803,18th floor, building 3,19 Bei yuan East Road, Chaoyang District, Beijing, China

Email: lingxin@lxcpas.cn TEL +(8610)8495 7819

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in the Registration Statement on Form S-3 (No. 333- 261229) and (No. 333-250160) and the Registration Statement on Form S-8 (No. 333- 266385) of Shineco, Inc. of our report dated February 27, 2023, relating to the consolidated financial statements of Changzhou Biowin Pharmaceutical Co., Ltd., including the consolidated balance sheets of Changzhou Biowin Pharmaceutical Co., Ltd. and its subsidiary as of June 30, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2022, which appear in this Current Report on Form 8-K/A of Shineco Inc.

/s/ Ling Xin CPAs

Beijing, China

February 27, 2023